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Exhibit 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-8 (File No. 33-96788), pertaining to the Crown Vantage Inc. Vanguard Investment Plan (formerly known as the StockPlus Employee Stock Ownership Plan), of our report dated April 17, 1998, with respect to the financial statements of the Crown Vantage Inc. Vanguard Investment Plan (formerly known as the StockPlus Employee Stock Ownership Plan) included in its Annual Report (Form 11-K) for the period ended December 31, 1997 and December 31, 1996, filed with the Securities and Exchange Commission.


/s/ LeRoy Accountancy Corporation

San Francisco, California
September 28, 1998